      As filed with Securities and Exchange Commission on March 5, 1999.

                                          Registration Statement No. 333-_______
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            -----------------------
                                   Form SB-2
                            Registration Statement
                                     Under
                          The Securities Act of 1933
                            ----------------------
                              HCNB Bancorp, Inc.
                (Name of Small Business Issuer in its Charter)

           Maryland                            6021                           52-2083046
(State or Other Jurisdiction of     (Primary Standard Industrial      (IRS Employer I.D. Number)
Incorporation or Organization)      Classification Code Number)

                        1682 E. Gude Drive, Suite 102D
                          Rockville, Maryland  20850
                                 301/251-1020

         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

      Michael J. Burke, Chairman                            Copies To:
          HCNB Bancorp, Inc.                     Melissa Allison Warren, Esquire
          1682 E. Gude Drive                    Frank C. Bonaventure, Jr., Esquire
              Suite 102D                          Ober, Kaler, Grimes & Shriver
      Rockville, Maryland  20850                    A Professional Corporation
             301/251-1020                            120 E. Baltimore Street
                                                    Baltimore, Maryland  21202
                                                           410/347-7684

           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                        CALCULATION OF REGISTRATION FEE

                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF        AMOUNT TO BE     OFFERING PRICE        AGGREGATE           AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED         PER SHARE        OFFERING PRICE    REGISTRATION FEE
 Common Stock, $0.01 par value    900,000 Shares         $10.00          $9,000,000             $2,502

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                  SUBJECT TO COMPLETION, DATED MARCH 5, 1999

                           700,000 SHARES (MINIMUM)
                           900,000 SHARES (MAXIMUM)

                              HCNB BANCORP, INC.
                                 COMMON STOCK
                                $.01 PAR VALUE

                               $10.00 PER SHARE

     This is an initial public offering of shares of common stock of HCNB Bancorp, Inc. The offering price will be $10.00 per share. No market exists for the common stock, and we do not expect that an active public market will exist after this offering. We will not apply for listing of the common stock on any stock exchange or on The Nasdaq Stock Market Inc.'s quotation systems.

     Because we are selling these shares on a best efforts, minimum/maximum basis, we will not sell any shares unless we receive subscriptions for at least 700,000 shares. Until we receive subscriptions for 700,000 shares, investors' money will be deposited in an escrow account with FMB Bank. This offering will end on __________________, 1999 [60 DAYS AFTER DATE OF PROSPECTUS], or earlier if we sell all of the shares before that date. In addition, we have the option to extend the offering until ______________, 1999 [ADDITIONAL 60 DAYS]. We will not extend the offering after _____________, 1999.

     INVESTING IN THE COMMON STOCK INVOLVES SUBSTANTIAL RISK. YOU SHOULD READ CAREFULLY THE SECTION CALLED "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     We will not engage a broker-dealer to sell the common stock in this offering. Therefore, we will receive all of the offering proceeds without deducting any commissions or fees.

                                                       TOTAL       TOTAL
                                          PER SHARE   MINIMUM     MAXIMUM
                                          ---------  ----------  ----------
Public Offering Price                        $10.00  $7,000,000  $9,000,000
Underwriting Discounts and Commissions         None        None        None
Proceeds to HCNB Bancorp, Inc.               $10.00  $7,000,000  $9,000,000

THE COMMON STOCK DOES NOT REPRESENT A DEPOSIT ACCOUNT OR OTHER OBLIGATION OF OUR PROPOSED BANKING SUBSIDIARY. THE COMMON STOCK IS NOT AND WILL NOT BE INSURED BY
   THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
 PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

            The date of this prospectus is _________________, 1999.


RED HERRING LEGEND:


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                      HOW TO FIND ADDITIONAL INFORMATION

     We are a newly organized company and to date have not issued any capital stock or engaged in any business operations. We are not currently required to file reports with the Securities and Exchange Commission, although we will do so after this offering. We will furnish stockholders with annual reports containing audited financial statements. We may also send other reports to keep stockholders informed of our business.

     We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission and this prospectus is included in the Registration Statement. This prospectus does not contain all of the information contained in the Registration Statement. You can read the Registration Statement and the exhibits to the Registration Statement at the following public reference facilities of the Securities and Exchange Commission: 450 Fifth Street, NW, Room 1024, Washington, DC 20549; 7 World Trade Center, Suite 1300, New York, New York, 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can obtain copies of the Registration Statement and the exhibits for a fee from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You may call 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. These materials also may be accessed via the Securities and Exchange Commission's Internet web site. The address of that web site is http://www.sec.gov.

     No one is authorized to give you information that is not included in this prospectus. If someone gives you any other information you should not rely upon it because we may not have authorized the use of that information. We may deliver this prospectus to a prospective investor or sell shares of common stock in this offering even if the information in this prospectus changes after the date on the cover of the prospectus. This prospectus is not an offer to sell the common stock and is not soliciting an offer to buy the common stock in any state where the offer or sale is not permitted.

                              PROSPECTUS SUMMARY

     Because this is a summary, it does not contain all of the information that may be important to you. You should read carefully the entire prospectus, including the information under "RISK FACTORS", before making any decision to buy our common stock.

                       THE HOLDING COMPANY AND THE BANK

     HCNB Bancorp, Inc. was incorporated in Maryland on February 24, 1998, to be a bank holding company. Subject to regulatory approvals, we will use at least $6,000,000 of the proceeds of this offering to purchase all of the shares of the common stock of Harbor Capital National Bank, a federally chartered commercial bank in the process of organization. The Bank will use the proceeds of the sale of its common stock to pay certain organizational and operating costs, to furnish and equip the Bank's premises and offices, to provide working capital for expansion and to fund lending activities. See "USE OF PROCEEDS" and "SUPERVISION AND REGULATION."

     The Bank has not yet opened and will not do so unless we complete this offering and the Bank obtains the approvals of the Office of the Comptroller of the Currency, Board of Governors of the Federal Reserve System and Federal Deposit Insurance Corporation to open as a national bank.

     We anticipate that the Bank, which will have a primary market area in Montgomery County, Maryland, will open in the second quarter of 1999, although we may encounter any number of delays. Temporary offices of the Holding Company and the Bank are located at 1682 East Gude Drive, Suite 102D, Rockville, Maryland 20850 and our telephone number is (301) 251-1020. See "THE HOLDING COMPANY AND THE BANK."

     A group of individuals active in business, professional, banking, financial and charitable activities in the Washington D.C. metropolitan area are organizing the Bank because they believe the banking needs of the community are not served adequately by existing banks. In particular, the Bank will emphasize small business lending and meeting the banking needs of the local Asian-American community. Several of the organizers have prior experience with other successful Montgomery County area community banks.

     The Asian-American community in Montgomery County has grown dramatically. In the ten year period, 1980-1990, the size of the community grew almost threefold. In 1980, the Asian American community represented 3.9% of the total population in the county; in 1990 this community represented 8.3%. This trend continued through the 1990's. In 1996, 9.6% of the county population was Asian-American. As of 1998, at a majority of the elementary schools within three miles of the bank's office, in excess of 20% of the students were Asian-American.

     The small business environment in Montgomery County also provides an opportunity for the Bank. Of all the business establishments in the county, 75% have fewer than 10 employees;

87% have 20 or fewer employees. This is the market most affected by the consolidation of the financial industry over the last decade.

     The local banking community has also changed over the years. In the period of 1991 to 1996, the number of financial institutions doing business in Montgomery County has declined from 69 to 54, and the number of banking locations has declined from 365 to 302. The consolidation of the financial industry, the reduction in local banking offices and the growth of the county led the organizers to believe the Asian-American and small business markets are currently underserved.

                                 THE OFFERING

Shares Offered Hereby         Minimum of 700,000 and maximum of 900,000 shares
                              of common stock. We must receive acceptable subscriptions for a minimum of 700,000 shares before we will sell any shares in this offering.

Subscription Price            $10.00 per share

Termination Date              _______________, 1999, unless earlier terminated
                              or extended by the Company to a date not later than _____________, 1999.

Minimum Subscription          500 shares ($5,000), although we may permit
                              smaller subscriptions in our discretion.

Maximum Subscription          Five percent (5%) of the total number of shares
                              sold in the offering, although we may permit larger purchases in order to ensure the sale of the minimum number of shares to be sold in the offering or otherwise in our discretion. If you purchase five percent (5%) or more of the common stock, you must file certain information or applications with bank regulatory agencies. We may reduce, or reject, in whole or in part, any subscription which would require prior regulatory approval if you have not obtained that approval prior to the date this offering terminates. See
                              "THE OFFERING - General".

Gross Proceeds
of the Offering               $7,000,000 if the minimum number of shares are
                              subscribed for. $9,000,000 if the maximum number of shares are subscribed for.

Use of Proceeds               We will use $6,000,000 of the net proceeds of the
                              offering to purchase all of the shares of common stock of the Bank ($7,000,000 if the maximum offering is raised). If we do not contribute additional net proceeds to the Bank, we will invest those funds in insured bank deposits and/or short term
                              U.S. government and agency securities until we use those funds for corporate purposes or further contributions to the Bank's capitalization.

                              The Bank will spend the funds received from the Company to pay certain organizational and operating costs, to furnish and equip facilities for the Bank, and for working capital and general corporate purposes of the Bank. See "USE OF PROCEEDS."

                                 RISK FACTORS

     An investment in the common stock involves substantial risk. You should read carefully the section called "RISK FACTORS," beginning on page 3 of this prospectus.

                                 RISK FACTORS

     An investment in the common stock involves substantial risks. You should carefully read the following, together with the other information in this prospectus, before making a decision to purchase the common stock.

     Some of the information in this prospectus may include "forward-looking statements." These statements use words such as "may," "will," "expect," "anticipate," "plan," "estimate," or similar words, and they discuss our future expectations, projections of financial results or strategies that are subject to risks and uncertainties. When you read a forward-looking statement, you should keep in mind the risk factors described below and any other information contained in this prospectus which identifies a risk or uncertainty. Our actual results and the actual outcome of our expectations and strategies could be different from what we have described in this prospectus because of these risks and uncertainties.

     Limited Trading Market. While the common stock will be freely transferable by most investors in this offering immediately upon issuance, we do not anticipate an active market for trading following this offering. An active or established trading market may never develop. As a result, you may not easily be able to sell your shares of common stock. We do not plan to apply for listing on an exchange or quotation system at this time. See "THE OFFERING -- Limited Market for Shares."

     Lack of Operating History and Profitability. The Holding Company and the Bank are in the process of organization and neither has any prior operating
history.   Our profitability will depend on the results of operations of our principal asset, the Bank. We expect that the Bank will incur operating losses during its initial years of operation, and may not achieve profitability, if at all, for at least two years. If we decide to open new branch offices, that decision may further delay profitability because of the increased expenses of expansion and because the branches may not enhance our results of operations as anticipated. See "PROPOSED BUSINESS OF THE HOLDING COMPANY."

     Delay or Denial of Regulatory Approvals; Possible Loss of Investment. If offering proceeds are released from escrow but the Bank fails to receive final regulatory approvals or does not open for any other reason, we intend to propose that the stockholders approve a plan to liquidate the Holding Company. If the Holding Company is dissolved, its net assets (generally consisting of the amounts received in the offering plus any interest earned on those amounts, less the amount of all costs and expenses incurred by the Holding Company) would be distributed to stockholders. We would have incurred numerous expenses related to the offering and the organization of the Holding Company and the Bank, estimated to be at least $1,000,000 as of June 1, 1999. In addition, we would incur expenses related to the liquidation. Therefore, the amounts distributed in liquidation to stockholders may be substantially less than the amount they paid for their shares of stock. We cannot estimate what the amount of liquidation proceeds would be. See "THE OFFERING."

     Risks Related to Commercial and Consumer Lending. We expect that the Bank's loan portfolio will be made up largely of commercial business and real estate loans. The Bank also will offer mortgage loans for owner occupied and non-owner occupied residential properties. Commercial real estate, commercial business, construction and consumer loans are generally more interest rate sensitive and carry higher yields than residential mortgage loans. However, they generally carry a higher degree of credit risk than residential mortgage loans.

     Commercial real estate loans usually are larger and present more risk than residential mortgage loans. Because payments on loans secured by commercial real estate depend on the successful operation or management of the properties that secure the loans, repayment is affected significantly by downturns in the real estate market or in the economy.

     Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to repay using his or her employment and other income and which are secured by real property which can be valued easily, commercial business loans are riskier and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans depends substantially on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

     Construction loans generally involve a higher degree of credit risk than residential mortgage loans. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared to the estimated cost of construction. If the estimate of value proves to be inaccurate, the value of the project when completed could be insufficient to ensure full repayment of the loan.

     Consumer loans may present greater credit risk than residential mortgage loans, because many consumer loans are unsecured or are secured by rapidly depreciable assets, such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage, loss or depreciation. Consumer loan collections depend on the borrower's continuing financial stability. If a borrower suffers personal financial difficulties, the loan may
not be repaid.   Also, various federal and state laws, including bankruptcy and insolvency laws, may limit the amount the Bank can recover on such loans.

     Impact of Interest Rate Volatility on Deposits. Our results of operations will depend to a large extent on the Bank's "net interest income." Net interest income is the difference between the interest expense incurred on the Bank's interest-bearing liabilities, such as interest on deposit accounts, and the interest income received from its interest-earning assets, such as loans and investment securities. Fluctuations or "volatility" in interest rates can result in the flow of funds from the Bank and into corporate securities or other investments which may pay higher rates of return. This volatility could cause the Bank to pay higher interest rates to obtain deposits, and if the Bank could not increase the interest rates on its loans and the rate of return on its investment portfolio, our net interest income would suffer.

     Risk of Loan Losses. The Bank will maintain an allowance for loan losses to provide for loan defaults and nonperformance. The allowance is based on, among other things, prior experience with loan losses and an evaluation of the risks in the current portfolio. The Bank will maintain the allowance at a level we consider adequate to absorb anticipated losses.

     Although we will attempt to use the best information available to determine allowances for loan losses, future adjustments may be necessary if economic, operating and other conditions differ substantially from the assumptions used in making the initial determinations. In addition, we anticipate that the Bank's provisions for loan losses will increase in the future as it expands its lending activities. Also, regulatory agencies may require the Bank to add to the allowance based on their judgments when they conduct examinations of the Bank. Future provisions for loan losses could adversely affect our results of operations.

     Risks of Expansion Strategies. We intend to expand our business in the future by opening branches and considering other opportunities when they arise. At this time, we have not identified any new branch locations or other opportunities. Our success in expanding our business will depend on, among other things, our ability to obtain regulatory approvals, our access to capital, our ability to manage growth and our ability to attract and train qualified employees. We cannot guarantee that we will be able to do any of these things. If we are not able to expand our business successfully, our competitive position and our results of operations will suffer. See "PROPOSED BUSINESS OF THE BANK."

     Impact of Government Regulation on Operating Results. The Holding Company and the Bank will operate in a highly regulated environment and will be subject to examination, supervision and comprehensive regulation by several federal and state regulatory agencies. The Bank will be subject to supervision and regulation by the Comptroller of the Currency and the Federal Deposit Insurance Corporation, and the Holding Company will be subject to supervision and regulation by the Federal Reserve Board and the Maryland Commissioner of Financial Regulation. Banking regulations, designed primarily for the safety of depositors, may limit the growth of the Bank and the return to investors by restricting activities such as the payment of dividends, mergers with or acquisitions by other institutions, investments, loans and interest rates, interest rates paid on deposits and the creation of branch offices. The Bank is subject to capitalization guidelines set forth in federal legislation, and could be subject to enforcement actions if it ever is found by regulatory examiners to be undercapitalized. Laws and regulations could change at any time, and changes could adversely affect our business. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably. See "SUPERVISION AND REGULATION."

     Risks of Competitive Market. The Bank will operate in a competitive market for financial services and will face intense competition both in making loans and in attracting deposits. Many financial institutions operate in the Bank's market area, and some have a state-wide, regional or national presence. In addition, the Bank will compete with other community banks in its market area that have a similar business philosophy and strategy, although the Bank hopes to create a niche for itself in the local Asian-American community. Many of these financial institutions have been in business for many years, are significantly larger, have established customer bases and greater financial resources than the Bank and are able to offer certain services that the Bank is not able to offer. In addition, the Bank faces competition for deposits and loans from non-bank institutions such as brokerage firms, credit unions, insurance companies, money market mutual funds and other lenders. See "PROPOSED BUSINESS OF THE BANK - Competition."

     Developments in Technology. The market for financial services, including banking services and consumer finance services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, Internet-based banking, telephone banking, debit cards and so-called "smart" cards. Our ability to compete successfully may depend on the extent to which we can take advantage of such technological changes. We will not offer computer or telephone banking initially, although
many of our competitors do offer such services.   See "PROPOSED BUSINESS OF THE
BANK - Description of Proposed Services."

     Year 2000 Issues. The much publicized Year 2000 Issue is the result of computer programs using two digits rather than four to define a year. Computer programs with date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. Problems with software used for bank operations could cause disruptions of operations, including the temporary inability to process transactions or engage in similar routine business activities. In addition, the Year 2000 Issue increases transaction risks with third parties, including customers.

     Our outside data processing firm has advised us that its software is Year 2000 compliant. Therefore, we expect that the data processing firm's software would not be impacted by any date-sensitive calculations related to the Year 2000 Issue. We do not anticipate incurring any extra costs from the data processing firm in connection with the Year 2000 Issue and we do not believe that our operations will be materially impacted by the Year 2000 Issue, assuming that our data processing firm's software is Year 2000 compliant. However, if our data processing system fails, our earnings, cash flows and overall financial condition could be adversely affected. In addition to risks relating to internal Year 2000 compliance, we may be vulnerable to the failure of customers to remedy their own Year 2000 issues. See "MANAGEMENT'S PLAN OF OPERATION - Year 2000."

     Arbitrary Offering Price. Our Board of Directors arbitrarily determined the offering price of the shares offered by this prospectus. We did not engage an independent investment banking firm to assist in determining the offering price. The $10.00 per share price bears no relationship to the assets, earnings, book value or other established measure of value of the Holding Company or the Bank. In fixing the price the Board considered primarily the subscription prices of securities offered by other newly organized financial institutions and bank holding companies.

     Limitations on Dividends. The Bank will be the wholly owned subsidiary of the Holding Company and, initially, will be our principal source of revenue.
We anticipate that the Bank will incur losses during its initial phase of operations, and we do not expect to pay any dividends in the foreseeable future. Even if the Bank and the Holding Company have earnings in an amount sufficient to pay dividends, we intend to retain earnings for the purpose of funding the growth of the Holding Company and the Bank. If we decide to pay dividends in the future, those dividends would be funded from dividends paid by the Bank to the Holding Company. Approvals of the banking regulators may be required prior to payment of dividends by the Bank to the Holding Company. See "DIVIDEND POLICY" and "SUPERVISION AND REGULATION."

     Non-Underwritten Offering; Sale of Minimum Number of Shares. The common stock is being sold through certain directors of the Holding Company. No broker-dealer will assist us in the offering. Because the offering is not underwritten, the sale of the minimum number of shares is not guaranteed. If the minimum number of shares is not subscribed for, subscriber funds will be returned, without interest or deduction, but subscribers will have lost the use of their funds during the offering. If only the minimum number of shares are sold in the offering, we will have less capital to fund initial operating losses and Bank operations and expansion activities.

     Reliance On Management; Discretion of Management. As a newly organized institution we will rely on our officers and directors to locate, establish and outfit appropriate facilities for the Bank, hire staff, develop and implement marketing and business development strategies and evaluate lines of business in addition to the Bank's core commercial banking functions. The Board of Directors will have substantial discretion in these matters, and we cannot guarantee that they will be successful in establishing a new bank in a competitive market.

     Monetary Policy and Economic Conditions. The operating income and net income of the Bank will depend to a great extent on the difference between the interest yields the Bank receives on its loans, securities and other interest bearing assets and the interest rates it pays on its interest bearing deposits and other liabilities. These rates are highly sensitive to many factors which are beyond the control of the Bank, including general economic conditions and the policies of various governmental and regulatory authorities, including the Federal Reserve Board. See "SUPERVISION AND REGULATION."

     Control by Management; Allocation of Shares by the Company. Directors and officers of the Holding Company have indicated their intention to purchase approximately 18% of the shares if the minimum number of shares is sold and 14% of the shares if the maximum number of shares is sold. Directors and officers or persons related or affiliated with them, may purchase additional shares in the offering. If more than 20% of the shares outstanding after the offering are held by directors, officers and their affiliates, then this group could, by voting against a proposal submitted to shareholders, block the approval of any proposal which requires the affirmative vote of 80% of the shareholders. Those proposals include certain business combinations and charter amendments. See "DESCRIPTION OF CAPITAL STOCK."

     Dilution. After the offering, we expect to issue stock to directors as payment of directors fees, and it is likely that we will adopt a plan to grant options to officers, directors and key employees. In addition, we may conduct another public offering or private placement of our shares in the future. The issuance of more shares could have a dilutive effect on your interest in our earnings and book value.


                       THE HOLDING COMPANY AND THE BANK

     The Holding Company was incorporated under the laws of the State of Maryland on February 24, 1998, to operate as a bank holding company. We will file an application with the Board of Governors of the Federal Reserve System ("Federal Reserve Board") for approval to become a bank holding company pursuant to the Bank Holding Company Act of 1956, and to purchase all of the capital stock to be issued by the Bank. We will also file an application for insurance of the Bank's deposits with the Federal Deposit Insurance Corporation ("FDIC").

     An application to organize the Bank was filed with the Office of the Comptroller of the Currency ("OCC") on December 16, 1998. The application contemplates the sale of all of the shares of the Bank's common stock to the Company for an aggregate price of $6,000,000. If we raise more than $7,000,000 in net proceeds in this offering, we may purchase additional shares of common stock of the Bank, or otherwise contribute such additional proceeds to the Bank, or retain a portion of the additional proceeds in the Holding Company. See "USE OF PROCEEDS."

     We anticipate that the Bank will open in the second quarter of 1999, or as soon thereafter as possible. Our ability to meet the targeted opening date depends upon a number of factors which may be beyond our control, including the timely completion of this offering, approval by the bank regulatory agencies, and final development of the Bank's facility. Any delay in the commencement of operations could increase the estimated pre-opening expenses of the Bank.

     Neither the Holding Company nor the Bank has commenced operations and neither will do so unless this offering is successfully completed and the Bank meets the conditions of the OCC to receive its certificate of authority to commence the business of banking, of the FDIC to receive deposit insurance, and of the Federal Reserve Board to become a member bank. The Holding Company also must obtain approval from the Federal Reserve Board to become a bank holding company.

                                 THE OFFERING

GENERAL

     We are offering for sale a minimum of 700,000 and a maximum of 900,000 shares of common stock, $.01 par value at a price of $10.00 per share. No shares will be sold unless we receive acceptable subscriptions for a minimum of 700,000 shares. We expect that directors and officers of the Holding Company and the Bank will purchase approximately 18% of the shares offered if the minimum number of shares are sold, or 14% if the maximum number of shares are sold. We must receive subscriptions to purchase shares no later than 5:00 p.m., eastern time, on _________, 1999, unless we elect to terminate or extend the offering. We reserve the right to terminate the offering at any time prior to _____, 1999, or to extend the expiration date for one sixty (60) day period, without notice to subscribers. However, we will not extend the offering beyond ______________, 1999.

     Investors must subscribe to purchase a minimum of 500 shares (for a minimum investment of $5,000), subject to our right to permit smaller subscriptions in our discretion. The purchase of five percent (5%) or more of the common stock may require the subscriber to provide certain information to, or seek the prior approval of, the Federal Reserve Board. We will not be required to issue shares of common stock to any person who, in our opinion, would be required to obtain prior clearance or approval from the Federal Reserve Board for authority to own or control such shares. We reserve the right to reduce or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such approval has not been obtained prior to the termination date of the offering.

     We will not engage a broker-dealer and will not pay any underwriting discounts or commissions for the sale of the shares. Officers and directors of the Holding Company will solicit subscriptions from prospective stockholders. The officers and directors will not receive any special compensation for such services, but will be reimbursed for reasonable expenses.

METHOD OF SUBSCRIPTION

     If you wish to purchase shares, you must complete and sign the Subscription Agreement accompanying this prospectus and deliver the completed Subscription Agreement to the Holding Company prior to the termination date of the offering, together with payment in full of the subscription price of all shares subscribed for. Such payment must be by check or bank draft drawn upon a U.S. bank, payable to "FMB Bank, Escrow Agent for HCNB Bancorp., Inc." If you wish to wire funds to our escrow account, you may call the Holding Company at 301/251-1020 to obtain wiring instructions. If paying by uncertified personal check, you should allow at least five business days prior to the termination date for the funds to clear. We will deposit all funds in the HCNB Bancorp, Inc., escrow account and, pending closing of the offering, funds will be invested in bank accounts, short term certificates of deposit or short-term securities issued or guaranteed by the United States government.

     The address to which Subscription Agreements and payment of the Subscription Price should be delivered is:

               HCNB Bancorp., Inc.
               1682 East Gude Drive
               Suite 102D
               Rockville, Maryland 20850
               Attention:  William J. Olsen
               Telephone No.: (301) 251-1020

     THE FULL SUBSCRIPTION PRICE FOR THE SHARES SUBSCRIBED FOR MUST BE INCLUDED WITH THE SUBSCRIPTION AGREEMENT. FAILURE TO INCLUDE THE FULL SUBSCRIPTION PRICE WITH THE SUBSCRIPTION AGREEMENT MAY CAUSE US TO REJECT THE APPLICATION.

     We recommend that you send your Subscription Agreement and payment by registered mail, return receipt requested, and allow a sufficient number of days for delivery and clearance of payment prior to the termination date of the offering.

ESCROW ACCOUNT; RELEASE OF FUNDS

     We established an escrow account at FMB Bank, Baltimore, Maryland, for deposit of all subscription funds. Subscription funds may be invested temporarily in bank accounts, short-term certificates of deposit or short-term securities issued or guaranteed by the United States government. The funds in the escrow account will not be released until the Bank receives preliminary regulatory approvals from the OCC and we accept subscriptions for at least 700,000 shares.

     If the offering is not completed because the minimum number of shares is not subscribed for, all regulatory approvals are not received, or otherwise, all subscription funds will be returned to investors, without interest or deduction.

     We have the right to break escrow, receive the funds in the escrow account and issue shares of common stock to subscribers at any time after we receive acceptable subscriptions for 700,000 shares and the preliminary approval of the Bank's charter by the OCC. Such preliminary approval does not authorize the Bank to open for business. That authority will not be granted until we obtain insurance of the Bank's deposits by the FDIC and satisfy any other conditions imposed by the OCC. We cannot guarantee that the Bank will receive final approval to commence business from all applicable regulatory agencies. If we elect to break escrow prior to the Bank receiving final approvals to commence business, but such approvals are not ultimately obtained, your funds will be irrevocably invested in the common stock. However, we would not be able to implement our plan to own and operate a newly formed bank. In that event, we would likely begin liquidation proceedings and distribute investor funds, without interest, as soon as possible after completion of those proceedings.

     Whether or not the offering is completed, all interest earned on funds held in escrow will be retained by the Holding Company. By submitting a subscription, you will forego interest you otherwise could have earned on the funds for the period during which your funds are held in escrow.

ACCEPTANCE AND REFUNDING OF SUBSCRIPTIONS

     Although subscribers may not revoke their subscriptions, Subscription Agreements are not binding on us until we accept them. We reserve the right to reject, in our sole discretion, any Subscription Agreement or to allot a smaller number of shares than the number for which a person has subscribed. In determining the number of shares to allot to each subscriber in the event the offering is oversubscribed, we may take into account the order in which subscriptions were received, a subscriber's potential to do business with, or to direct customers to, the Bank, and our desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions.

     If we reject all or a portion of any subscription, the escrow agent will promptly refund to the subscriber the amount submitted with the Subscription Agreement, without interest or deduction. If for any reason the offering is not completed, all subscription funds will be promptly refunded to subscribers without interest or deduction. After all refunds have been made, the escrow agent, the Holding Company, the Bank and their respective directors, officers, and agents will have no further liabilities to subscribers.

     Certificates representing shares duly subscribed and paid for will be issued by the Holding Company as soon as practicable after funds are released to the Holding Company by the escrow agent.

LIMITED MARKET FOR SHARES

     Except for shares held by the Holding Company's directors and certain officers, the shares will be freely transferable immediately upon issuance and will not be subject to any transfer restrictions. We do not anticipate that an active trading market will develop in the foreseeable future, although the shares could be bought and sold in the over-the-counter market after the offering. The shares will not be listed initially on any stock exchange or be designated for trading on The Nasdaq Stock Market Inc.'s quotation system, although we plan to apply to have the shares listed on an exchange or designated for trading on Nasdaq once the Holding Company meets the requirements for approval of such an application. We cannot predict when the Holding Company will meet the requirements or whether our application would be accepted. Even if our application is accepted, we cannot guarantee that an active trading market will ever develop.

                                USE OF PROCEEDS

     The proceeds to the Holding Company from the sale of the shares will be $7,000,000 if the minimum number of shares are sold, and $9,000,000 if the maximum number of shares are sold, before deducting expenses of the offering, which are estimated at $150,000.

     We will use $6,000,000 of the net proceeds of the offering to purchase all of the common stock of the Bank. We will pay all of the organizational and offering expenses and certain operating costs of the Holding Company from the proceeds of the offering, including interest on funds advanced by the organizers, in an estimated aggregate amount of $346,000. The balance of the proceeds, estimated to be $654,000 if the minimum number of shares is sold, or $1,654,000 if the maximum number of shares is sold, will be retained by the Holding Company for general corporate purposes. If more than $7,000,000 of proceeds is raised in the offering, we may contribute all or a portion of the additional funds to the Bank and retain a portion of the additional proceeds in the Holding Company for general corporate purposes. It is possible that we could be required to contribute more to the capital of the Bank than the amount currently anticipated as a condition to the approval of the Bank's charter or the establishment of branches.

     The Bank will apply the proceeds from the sale of its capital stock to the Holding Company to pay certain organizational and prepaid operating costs in an estimated amount of $157,600, and to furnish and equip the Bank's premises at an estimated cost of $538,000. The balance of the proceeds, estimated at $5,304,400 if the minimum number of shares is sold, or $6,304,400 if the maximum number of shares is sold, will be used to provide working capital for expansion, to fund lending activities and for general corporate purposes (including the investment of all or a portion of the working capital funds in interest-bearing certificates of deposit or other deposits with an FDIC - insured bank or other types of securities, such as government bonds). Certain expenses for furnishing and equipping the Bank's premises and offices may be paid initially through organizer advances, and the Holding Company will repay the organizer loans reflecting such expenses in cash or shares of common stock. Currently, we expect that the organizers will elect to accept repayment in stock. See "CERTAIN TRANSACTIONS."

     The following table reflects the anticipated allocation of the net proceeds of the offering, after deducting estimated expenses of the offering of $150,000.

                                   MINIMUM               % OF                MAXIMUM          % OF
                                   AMOUNT             PROCEEDS(3)            AMOUNT        PROCEEDS(3)
                                 -----------          -----------          -----------     -----------
THE COMPANY:

Net Offering Proceeds             $6,850,000               100%             $8,850,000            100%

Purchase of Stock of              $6,000,000              87.6%             $7,000,000           79.1%
Bank/Capital
Contributions/(1)/

Salary and Benefits               $  118,000               1.6%             $  118,000            1.2%

Other Operating Costs             $   71,000               1.2%             $   71,000             .9%

Interest on Organizer             $    7,000                .1%             $    7,000              *
Advances/(2)/

Working Capital                   $  654,000               9.5%             $1,654,000           18.8%

THE BANK:

Proceeds of Capital               $6,000,000               100%             $7,000,000            100%
Contributions by
Holding Company

Organization Costs                $   72,600               1.2%             $   72,600            1.0%

Premises and Equipment            $  538,000               9.0%             $  538,000            7.7%
Expense

Prepaid Operating                 $   85,000               1.4%             $   85,000            1.2%
Expenses

Working Capital                   $5,304,400              88.4%             $6,304,400           90.1%

______________
(1) The Holding Company reserves the right to not contribute to the Bank any portion of the proceeds of the offering in excess of $6,000,000.

(2) Represents interest at rate of 5% per annum on amounts actually advanced. We assume that all organizers will elect to have the principal amount of their advances repaid in shares of common stock. See "CERTAIN TRANSACTIONS."

(3) Percent of proceeds, in the case of the Bank, is calculated on the basis of percent of proceeds contributed to the Bank by the Holding Company.

                                CAPITALIZATION

     The following table shows the pro forma consolidated capitalization of the Holding Company at December 31, 1998 after giving effect to (i) the sale of 700,000 shares and (ii) the sale of 900,000 shares, at a price of $10.00 per share, less estimated expenses of $150,000.

Stockholders' equity:                                    Minimum Number   Maximum Number
---------------------
                                            Actual       Of Shares Sold   Of Shares Sold
                                        ---------------  ---------------  ---------------
Common Stock, $.01 par value;
   9,000,000 shares authorized;
   700,000 shares outstanding(if
   minimum number of shares is
   sold) and 900,000 shares out-
   standing (if maximum number
   of shares is sold)                               --       $    7,000       $    9,000

Preferred Stock, $.01 par value;
   1,000,000 shares authorized;
   no shares outstanding                            --               --               --

Additional paid-in capital                          --        6,993,000        8,991,000

Retained deficit                              (128,939)        (339,000)        (339,000)
                                        --------------       ----------       ----------
Total stockholders' equity (deficit)          (128,939)      $6,661,000       $8,661,000

Net tangible book value per share                   --       $     9.52       $     9.62


                                DIVIDEND POLICY

     We expect that the Holding Company will retain any earnings to provide more funds to operate and expand our business. Therefore, we have no plans to pay any cash dividends in the foreseeable future. If we decide to pay dividends in the future, our ability to do so will depend on the ability of the Bank to pay dividends to the Holding Company. The Bank cannot pay dividends to the Holding Company unless it complies with certain regulatory requirements regarding the payment of dividends by a national bank. See "SUPERVISION AND REGULATION." In addition, we would consider a number of other factors, including our earnings prospects, financial condition, and cash needs before deciding to pay dividends. If you are looking for an investment that pays dividends, you should not invest in this offering.

                   PROPOSED BUSINESS OF THE HOLDING COMPANY

     The Holding Company expects to file an application to become a bank holding company with the Federal Reserve Board in the near future. We know of no reason why the approval from the Federal Reserve Board would not be received, but we cannot predict when such approval will be received, or if the Federal Reserve Board will impose any conditions on its approval.

     Our principal asset will be our investment in all of the issued and
outstanding capital stock of the Bank.   Currently, our principal business will
be commercial banking, through our banking subsidiary. With the prior approval of the Federal Reserve Board, we could engage in non-banking activities closely related to the business of banking. For example, with such approval, we could make and service loans through a consumer finance subsidiary, or provide other types of commercial financing. Further, the Federal Reserve Board allows bank holding companies to give investment or financial advice, lease personal or real property, provide data processing and courier services, invest in small business investment companies, among other permissible activities. If a favorable opportunity is presented, we might consider such activities, but we are not actively seeking additional opportunities at this time.

     We are new to our market in the Washington, D.C. metropolitan area, but we believe our board of directors enhances our ability to establish the Bank successfully and compete in our highly competitive market. Many of our directors have banking and finance experience. Most of our organizers are successful members of the Montgomery County business community. In addition, several of our directors have significant relationships in the local Asian-American community, where we anticipate the Bank will focus its marketing efforts initially.

                         PROPOSED BUSINESS OF THE BANK

     As of the date of this prospectus, the Bank has not been authorized to conduct banking business and has not engaged in any operations. The issuance of a charter by the OCC and approval of deposit insurance by the FDIC will be dependent upon compliance with certain conditions and procedures, including the sale of the Bank's stock to the Holding Company, the completion of the Bank's premises, the purchase of certain fidelity and other insurance, the hiring of staff and the adoption of certain operating procedures and policies. When those conditions have been satisfied, the Bank will open for business with its main office in Rockville, Maryland. The Bank will accept checking and savings deposits, and offer a wide range of commercial, residential mortgage, consumer/installment and real estate loans.

     We want to be a community bank providing superior, personalized service to our customers. We will focus on relationship banking, especially in the local Asian-American community.

     The Asian-American community in Montgomery County has grown dramatically. In the ten year period, 1980-1990, the size of the community grew almost threefold. In 1980, the Asian

American community represented 3.9% of the total population in the county. In 1990 this community represented 8.3%. This trend continued through the 1990's. In 1996, 9.6% of the county population was Asian-American. As of 1998, at a majority of the elementary schools within three miles of the bank's office, in excess of 20% of the students were Asian-American.

     The average income of the Asian-American community has also increased over the years. The Asian-American population has a higher percentage of persons over 25 years of age with college and advanced degrees than the overall Montgomery County population. This suggests that the trend in income growth will continue.

     The small business environment in Montgomery County also provides an opportunity for the Bank. Of all the business establishments in the county, 75% have fewer than 10 employees; 87% have 20 or fewer employees. This is the market most affected by the consolidation of the financial industry over the last decade.

     The local banking community has also changed over the years. In the period of 1991 to 1996, the number of financial institutions doing business in Montgomery County declined from 69 to 54, and the number of banking locations declined from 365 to 302. The consolidation of the financial industry, the reduction in local banking offices and the growth of the county led the organizers to believe the Asian-American and small business markets are currently underserved.

BANK LOCATION AND MARKET AREA

     We will be located in Rockville, Maryland and our primary service area will be Montgomery County, Maryland. Our secondary market area will be in the Washington D.C. region, particularly Washington D.C., Prince George's, Howard and Frederick Counties in Maryland, and Arlington, Loudon and Fairfax Counties in Virginia.

     Montgomery County comprises 495 square miles and is located in Central Maryland. It is a suburb of Washington, D.C. and had a population of 810,000 persons in 1996. It is located in the Washington-Baltimore market region, the 4th largest U.S. retail market.

     Persons over 25 years of age living in Montgomery County are highly educated. In 1996, 56% of this population group had college degrees. This compares to a Washington metropolitan area average of 32% and a national average of 16%. 27% of this population had advanced degrees. The average household income was $98,963.

     Montgomery County has a diversified economy, including high technology research and development which ranks with California and Massachusetts. The technology corridor along Interstate 270 has over 500 major companies and 30 million square feet of new development capacity. The county is the location of 19 major federal regulatory agencies and R & D laboratories including National Institutes of Health, National Institute of Standards and

Technology and the Food and Drug Administration. The county had, in 1996, the highest concentration of scientists and engineers in the United States.

     Montgomery County was, in 1996, the second largest suburban employment center in the metropolitan area and the first in the State of Maryland. Ten percent of Montgomery County's workforce was employed in high technology, topping the ten largest U.S. metropolitan areas. 81.2% of the civilian workforce was employed in the private sector and 18.8% by federal, state and local governments. 48% held professional or managerial positions.

DESCRIPTION OF PROPOSED SERVICES

     The Bank will offer commercial banking services to its business and professional clients as well as consumer banking services to individuals. The Bank will emphasize providing commercial banking services to businesses but will welcome and provide superior service to individual customers.

     We expect to offer the following lending services:

 1) Commercial loans for business purposes including working capital, equipment purchases, real estate, lines of credit, and government contract financing. Asset-based lending and accounts receivable financing will also be available on a selective basis.

 2) Real estate loans, including land development and construction loan financing, for business and investment purposes.

 3) Traditional general purpose consumer installment loans including automobile and personal loans. In addition, the Bank will offer personal lines of credit.

 4)  Residential mortgage loans.

     Our deposit services will include business and personal checking accounts, NOW accounts, and a savings/money market account. We will offer certificates of deposits with various rate structures and maturities.

     We will offer our customers safety deposit boxes and after hours deposit services. Initially we will offer one ATM at our Rockville branch. Although we will not offer computer or telephone banking initially, we anticipate that we will develop those services in the future. We will consider offering additional products and services as warranted by customer demand. We believe that our data processing capability, provided through a third party vendor, is sufficient to support the introduction of new products and services such as computer and telephone banking.

     Through our correspondent banking relationships, we will be able to offer wire transfers of funds, international banking services, and certain other services that our customers may require, especially those in the Asian - American community.

SOURCE OF BUSINESS

     A philosophy of convenience and personal service forms the basis for the Bank's business development strategies. We expect to capitalize upon the extensive business and personal contacts and relationships of our directors and officers to establish the Bank's initial customer base. To introduce new customers to the Bank, we will rely on officer-originated calling programs and customer and shareholder referrals.

ASSET MANAGEMENT

     Consistent with the Bank's objective to serve the needs of the business community, we expect that our assets will be concentrated in commercial and commercial real estate loans. Consistent with the requirements of prudent banking practices, we will invest assets in amounts we believe to be adequate in high grade securities to provide liquidity and safety. Loans will be targeted at 75% or less of deposits (excluding repurchase agreements), and structured generally with variable rates and/or fixed rates with short maturities. Investment securities will primarily be United States treasury securities and securities of the United States government or "quasi-government" agencies, and certificates of deposits of FDIC-insured institutions.

     The risk of nonpayment (or deferred payment) of loans is inherent in commercial banking. The Bank's marketing focus on small to medium-sized businesses may result in the Bank assuming lending risks that are different from
those associated with loans to larger companies.   Management of the Bank will
carefully evaluate all loan applications and will attempt to minimize credit risk exposure by use of thorough loan application, approval and monitoring procedures. However, we cannot guarantee that those procedures will significantly reduce the Bank's lending risks.

COMPETITION

     Deregulation of financial institutions and acquisitions of banks across state lines has resulted in widespread changes in the financial services industry. This transformation, although occurring nationwide, is particularly intense in the greater Washington, D.C. metropolitan area.

     In our primary market area, we face strong competition from large banks headquartered outside of Maryland. In addition, we will compete with other community banks, savings and loan associations, credit unions, mortgage companies, finance companies and others providing financial services. Many of our competitors can finance extensive advertising campaigns, maintain extensive branch networks and technology investments, and offer certain services, such as international banking and trust services, which we cannot or will not offer initially. Also, larger institutions have substantially higher lending limits than the Bank will have. Some of our competitors have other advantages, such as tax exemption in the case of credit unions, and lesser regulation in the case of mortgage companies and finance companies.

EMPLOYEES

     We anticipate that the Bank initially will employ approximately sixteen people, including officers of the Bank. We do not expect to add more employees during the first year of the Bank's operation.

PROPERTIES

     The Holding Company entered into a lease as of December 23, 1998 for 4,153 square feet of space, including two existing drive-through teller lanes, at the Federal Plaza shopping center located at 1776 East Jefferson Street in Rockville, Maryland. The Holding Company's and the Bank's offices will be located there, and the Bank's only branch and ATM will operate at that location. The lease term began as of February 18, 1999, and runs for two years. The Holding Company has the option to extend the term of the lease for one eight-year renewal term. During the first year of the lease term, the Holding Company will pay monthly rent of $7,267.75. During the second year of the lease term, the Holding Company will pay monthly rent of $7,520.39. In addition, the Holding Company will pay its share of taxes, operating costs and merchants association dues. If all regulatory approvals to begin banking operations are not obtained within 90 days after the execution of the lease, then either the Holding Company or the landlord can terminate the lease.


                        MANAGEMENT'S PLAN OF OPERATION

GENERAL

     As of the date of this prospectus, neither the Holding Company nor the Bank has commenced operations or engaged in any activities except those related to the organization and capitalization of the Holding Company and the Bank. These limited activities have been financed solely by advances, in the amount of $110,000 as of January 31, 1999, by six organizers of the Holding Company. We expect these and additional organizer advances to be sufficient to meet our needs until the offering is completed. See "CERTAIN TRANSACTIONS."

     Once the Bank opens, expected in the second quarter of 1999, we will begin the banking operations described in this prospectus under the caption "Proposed Business of the Bank." We expect that the Bank will incur approximately $210,000 in expenses in leasehold improvements for its offices and for furniture, fixtures and equipment for those offices. We will contract with an outside vendor for the Bank's data processing. We anticipate a one-time capital expenditure of

$243,000, and annual costs in our first year of operations of approximately $89,000 for data processing services.

     We believe that the proceeds of the offering, ($7,000,000 if the minimum number of shares are sold, and $9,000,000 if the maximum number of shares are sold), in each case without deduction for estimated expenses of the offering, will be sufficient to fund the expenses of establishing and opening the Bank, and the Bank's and Holding Company's operations for at least twelve months after the offering. We do not anticipate a need to raise additional capital during that period. See "USE OF PROCEEDS."

YEAR 2000

     The Year 2000 poses a significant challenge to all financial institutions and other businesses because many automated systems may cease to function normally in 2000 as a result of the way date files are maintained in those systems. Federal banking regulators have taken a strong position relating to the financial industry's obligations to manage so-called "Y2K risks."

     As a new institution, we are focusing on making certain that any system put into place is already Y2K compliant. It is our policy to require Y2K warranties on all systems obtained and installed. Once we obtain warranties of compliance from the system provider, it will be our responsibility to verify the vendor's claim.

     Our primary concern is the operation of our outside data processing service, because this service is the backbone of the Bank's operations. Our contract with the data processing service provider includes a warranty from the provider that its systems are Y2K compliant and that the transition to the Year 2000 or any other date will not materially adversely affect its ability to provide the services our contract covers.

     We will lease an existing banking office and we will evaluate any existing systems within that facility for Y2K compliance. For example, in addition to information systems, we will assess office equipment, security systems, our vault door and other systems.

     We also recognize that our customers' Y2K issues may affect our operations. The ability of a major credit customer to honor a debt obligation could be impaired if the customer has problems relating to Y2K. We will ask our credit customers for Y2K representations, and make that part of our loan documentation.

                          SUPERVISION AND REGULATION

     The Holding Company and the Bank will be subject to extensive regulation under state and federal banking laws and regulations. These laws impose specific requirements and restrictions on virtually all aspects of operations, and generally are intended to protect depositors, not stockholders. The following discussion is only a summary and you should refer to particular statutory and regulatory provisions for more detailed information. Any change in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and following in December 1991 with the Federal Deposit Insurance Corporation Act, numerous additional regulatory requirements have been placed on the banking industry in the past ten years, and additional changes have been proposed. We cannot predict the nature or the extent of the effect on our business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

THE HOLDING COMPANY

     The Holding Company will be a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and will be subject to supervision by the Board of Governors of the Federal Reserve System. As a bank holding company, the Holding Company will be required to file with the Federal Reserve Board an annual report and such other additional information as the Federal Reserve Board may require by statute. The Federal Reserve Board may also make examinations of the Holding Company and each of its subsidiaries.

     The Federal Reserve Board must approve, among other things, the acquisition by a proposed bank holding company of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. A bank holding company may acquire control or substantially all the assets of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law. If the bank is at least 5 years old, the Federal Reserve Board may approve the acquisition.

     With certain limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services for its authorized subsidiaries. A bank holding company may, however, engage in activities which the Federal Reserve Board has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be "properly incident thereto." In making such a determination, the Federal Reserve Board is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern. Some of the activities that the Federal Reserve Board has determined by regulation to be closely related to banking include making or servicing loans, performing certain data processing services, acting as a fiduciary or investment or financial advisor, and making investments in corporations or projects designed primarily to promote community welfare.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by statute on any extensions of credit to the bank holding company or any of its subsidiaries, or investments in their stock or other securities, and on taking such stock or securities as collateral for loans to any borrower. Further, a holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that: (i) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (ii) the customer obtain or provide some additional credit, property or service from or to the Holding Company or any other subsidiary of the Holding Company, or (iii) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.

     In accordance with Federal Reserve Board policy, the Holding Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Holding Company might not otherwise do so. The Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

THE BANK

     The Bank, as a national banking association whose accounts will be insured by the Bank Insurance Fund of the FDIC up to the maximum legal limits, will be subject to regulation, supervision and regular examinations by the OCC. The Bank will be a member of the Federal Reserve System, and, as such, will be subject to certain regulations issued by the Federal Reserve Board. The Bank also will be subject to applicable banking provisions of Maryland law, insofar as they do not conflict with or are not preempted by federal law. The regulations of these various agencies govern most aspects of the Bank's business, including setting required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices.

     Competition among commercial banks, savings and loan associations, and credit unions has increased following enactment of legislation which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities. Banks in the Washington, D.C./Maryland/Virginia area can, subject to limited restrictions, acquire or merge with a bank in another of the jurisdictions, and can branch de novo in any of the jurisdictions. Legislation has been proposed which may result in nonbanking companies being authorized to own banks, which could permit companies with resources substantially in excess of the Holding Company's to compete with the Holding Company and the Bank.

     Banking is a business which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of the bank's earnings. Thus, the earnings and growth of the Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, which regulates the supply of money. We cannot predict the nature and timing of changes in such policies and their impact on the Bank.

     Branching and Interstate Banking. Beginning on June 1, 1997, the federal banking agencies were authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994. Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions.

     The Riegle-Neal Act authorizes the OCC and FDIC to approve interstate branching de novo by national and state banks, but only in states which specifically allow for such branching. The District of Columbia, Maryland and Virginia have all enacted laws which permit interstate acquisitions of banks and bank branches and permit out-of-state banks to establish de novo branches.

     Capital Adequacy Guidelines. The Federal Reserve Board, the OCC and the FDIC have all adopted risk based capital adequacy guidelines by which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements, determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

     Since December 31, 1992, national banks have been expected to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk weighted assets of 8%. At least half of this amount (4%) should be in the form of core capital. These requirements apply to the Bank and will apply to the Holding Company once its total assets equal $150,000,000 or more, it engages in certain highly leveraged activities or it has publicly held debt securities.

     Tier 1 Capital for national banks generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 Capital), less goodwill, without adjustment in accordance with SFAS 115. Tier 2 Capital consists of the following: hybrid capital instruments; perpetual preferred stock which is not otherwise eligible to be included as Tier 1 Capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash, to 100% for the bulk of assets which are typically held by a bank holding company, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards, are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

     In addition to the risk based capital requirements, the OCC has established a minimum 3% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly-rated national banks, with an additional cushion of at least 100 to 200 basis points for all other national banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4% - 5% or more. Under the OCC's regulations, highest-rated banks are those that the OCC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A national bank that has less than the minimum Leverage Capital Ratio requirement must submit to the applicable district office for review and approval a reasonable plan describing the means and timing by which the bank will achieve its minimum Leverage Capital Ratio requirement. A national bank which fails to file such plan is deemed to be operating in an unsafe and unsound manner, and could be subject to a cease-and-desist order. The OCC's regulations also provide that any insured depository institution with a Leverage Capital Ratio that is less than 2% is deemed to be operating in an unsafe or unsound condition and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios, if it has entered into and is in compliance with a written agreement with the OCC to increase its Leverage Capital Ratio to such level as the OCC deems appropriate and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance by the OCC or its designee(s) of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

     Prompt Corrective Action. Each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. Under applicable regulations, a bank will be deemed to be: (i) "well capitalized" if it has a Total Risk Based Capital Ratio of 10% or more, a Tier 1 Risk Based Capital Ratio of 6% or more, a Leverage Capital

Ratio of 5% or more and is not subject to any written capital order or directive; (ii) "adequately capitalized" if it has a Total Risk Based Capital Tier Ratio of 8% or more, a Tier 1 Risk Based Capital Ratio of 4% or more and a Tier 1 Leverage Capital Ratio of 4% or more (3% under certain circumstances);
(iii) "undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 8%, a Tier 1 Risk Based Capital Ratio that is less than 4% or a Leverage Capital Ratio that is less than 4% (3.3% under certain circumstances); (iv) "significantly undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 6%, a Tier 1 Risk Based Capital Ratio that is less than 3% or a Leverage Capital Ratio that is less than 3% or a Leverage Capital Ratio that is less than 3%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%.

     An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

     An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty is limited to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty expires after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calender quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, is subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

     A "critically undercapitalized institution" is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership.

     Immediately upon becoming undercapitalized, an institution becomes subject to statutory provisions which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital;
(iii) require submission of a capital restoration plan; (iv) restrict the growth of the institution's assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

     Regulatory Enforcement Authority. The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") included substantial enhancement to the enforcement powers available to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined in FIRREA. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. FIRREA significantly increased the amount of and grounds for civil money penalties and requires, except under certain circumstances, public disclosure of final enforcement actions by the federal banking agencies.

     Transactions with Affiliates and Insiders. The Bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, investments in or certain other transactions with affiliates, and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Section 23A limits the aggregate amount of transactions with any individual affiliate to ten percent (10%) of the capital and surplus of the Bank and also limits the aggregate amount of transactions with all affiliates to twenty percent (20%) of the bank's capital and surplus. Loans and certain other extensions of credit to affiliates are required to be secured by collateral in an amount and of a type described in Section 23A, and the purchase of low quality assets from affiliates is generally prohibited.

     The Bank also will be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non- affiliated companies.

     The Bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal stockholders and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

     Community Reinvestment Act. The Community Reinvestment Act ("CRA") requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve Board, the FDIC, the OCC or the Office of Thrift Supervision shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. These factors are considered in evaluating mergers, acquisitions and applications to open a branch or facility. The CRA also requires all institutions to make public disclosure of their CRA ratings.

DIVIDENDS

     The principal source of the Holding Company's revenues will be derived from dividends received from the Bank. The amount of dividends that may be paid by the Bank to the Holding Company depends on the Bank's earnings and capital position and is limited by statute, regulations and policies. As a national bank, the Bank may not pay dividends from its paid-in surplus. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including provisions for loan losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits for the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. Under applicable law, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of HCNB Bancorp, Inc. and Harbor Capital National Bank are as follows:


NAME                              AGE      POSITION
----                              ---      --------

Michael J. Burke                   49      Chairman of the Board
                                           of the Company and the
                                           Bank, President of the

                                           Company

Chi Ping Penny Chow                37      Vice President of the Bank,
                                           Business Development
                                           Officer of the Bank,
                                           Director of the Company
                                           and the Bank

Michael L. Derr                    48      Senior Vice President
                                           of the Bank, Secretary of
                                           the Company, Chief Operating
                                           Officer of the Bank

Harvey S. Fenster                  65      Director of the Company
                                           and the Bank

Wayne A. Harrison                  49      Director of the Company
                                           and the Bank

Li-min Lee                         40      Treasurer of the Company, Director
                                           of the Company and the Bank

William J. Olsen                   48      President of the Bank, Vice President
                                           of the Company, Chief Lending
                                           Officer of the Bank, Director
                                           of the Company and the Bank

Robert K. Wang                     44      Vice Chairman of the Board of the
                                           Company, Director of the Bank


     William J. Olsen will serve as the president and chief lending officer of the Bank, and as a vice president of the Holding Company. He is also a director of the Holding Company and will serve as a director of the Bank. Mr. Olsen is a credit trained commercial banker with more than 26 years of experience acquired at money center, regional and community banks. His client base has included professionals as well as small to middle market businesses, and his primary responsibilities were to build full service banking relationships. He moved to the Baltimore-Washington metropolitan area in 1993 and most recently served as a vice president at Crestar Bank, managing the Maryland region's Professional & Executive and Not-for-Profit new business efforts.

     Michael J. Burke serves as chairman of the board of directors and president of the Holding Company, and will serve as chairman of the board of directors of the Bank. Mr. Burke is a certified public accountant and has been the president since 1996 and a principal since 1971 of

Yorke, Burke and Lee, CPA,s P.A. Mr. Burke has been the chief financial officer for The Parvus Company, an international security company, since 1986, the president of East West Communications, Inc. since 1984, and the president of Metro Billing Corporation since 1993. Mr. Burke served as president of Quads Trust Company from 1995 to 1996, and was a director from 1991 to 1996.

     Chi Ping Penny Chow will serve as vice president and business development officer of the Bank. She is a director of the Holding Company, and will be a director of the Bank. From 1996, until joining the organizing efforts of the Bank, Ms. Chow was the treasurer of the Development Bank of Singapore. Ms. Chow was a senior loan processor at Fidelity Mortgage Services, Inc. from 1992 to 1994, when she was promoted to the position of manager, which she held from 1994 to 1996.

     Michael L. Derr will serve as senior vice president and chief operating officer of the Bank. He is secretary of the Holding Company. Prior to joining the organizing efforts of the Bank, Mr. Derr was president of MLD Consulting, Inc., a bank consulting company, which he founded in 1998. Mr. Derr previously served as assistant vice president and vice president of operations at The Bank of Glen Burnie from 1989 to 1998. From 1972 to 1989, Mr. Derr held various positions, including vice president of operations, at Citizen Savings Bank, FSB.

     Harvey S. Fenster is a director of the Holding Company and will be a director of the Bank. Dr. Fenster has practiced as an orthodontist since 1964, specializing in orthodontics and dentofacial orthopedics. Dr. Fenster was an organizer, director and vice chairman of the board of Kennedy Bank & Trust Company from 1970 to 1982. In addition, Dr. Fenster has been a director of East West Communications, Inc. since 1985

     Wayne A. Harrison is a director of the Holding Company and will be a director of the Bank. Since 1983, Mr. Harrison has been the president of H.T. Harrison & Sons, Inc., a family owned roofing and building contractor which has been doing business in the Washington, D.C. metropolitan area for over 50 years. Mr. Harrison has served as a director and secretary of East West Communications, Inc. since 1995.

     Li-min Lee serves as treasurer of the Holding Company. She is a director of the Holding Company and will be a director of the Bank. Ms. Lee is currently a certified public accountant and a principal of Yorke, Burke and Lee, CPA,s PA, where she has served as the vice president since 1985. Ms. Lee has served as vice president for Com-Tech International, Inc. since 1996 and as vice president of Crossover International, LLC since 1996.

     Robert K. Wang is vice chairman of the board of directors of the Holding Company and will be a director of the Bank. Mr. Wang is currently the chairman and president of Comtech Micro Systems, Inc., which he founded in 1986. Comtech Micro Systems, Inc. specializes in the manufacture and distribution of micro computers and related products. The company also is an authorized distributor for major brand personal computers and related products.

DIRECTOR COMPENSATION

     The Holding Company currently does not pay directors' fees. Beginning in the first month of Bank operations, directors will receive fees for their services, and will be reimbursed for expenses incurred in connection with their service as directors. Directors will receive $300 for each Board meeting attended and $100 for each committee meeting attended. We expect that such fees will be paid in shares of common stock, valued at $10.00 per share, for the foreseeable future.

     We expect that the Bank will pay Mr. Burke $25,000 annually, payable in cash or the shares of the Holding Company's common stock at Mr. Burke's option, in connection with his duties as Chairman of the Board of the Bank. Mr. Burke is not a party to an employment or consulting agreement with either the Holding Company or the Bank and he could resign or be terminated at any time and for any reason.

EMPLOYMENT AND EXECUTIVE COMPENSATION ARRANGEMENTS

     The Holding Company has entered into a written employment agreement with Mr. Olsen. Under the Agreement, Mr. Olsen will serve as Vice President of the Holding Company at an annual base salary of $100,000, subject to annual review. Either the Holding Company or Mr. Olsen may terminate his employment at any time upon 30 days' prior written notice, and Mr. Olsen may be terminated for cause at any time without prior notice. Unless notice is provided otherwise, the Agreement with the Holding Company will terminate on the effective date of an employment agreement between Mr. Olsen and the Bank, or on the date the Holding Company's board of directors decides to terminate this offering. In addition, the Holding Company will pay Mr. Olsen $10,000 on the date the Holding Company has collected in escrow the minimum proceeds of this offering or upon a determination by the Holding Company's board of directors to terminate this offering.

     Under the Agreement with the Bank, Mr. Olsen will serve as President of the Bank at an annual base salary of $100,000, subject to annual review, and an initial term of three years, automatically renewable for one year terms unless written notice is provided by either party 90 days before expiration of a term. However, either the Bank or Mr. Olsen may terminate his employment at any time upon 30 days' prior written notice, and Mr. Olsen may be terminated for cause at any time without prior notice. The Bank will also provide Mr. Olsen with a monthly automobile allowance and benefits available to other employees.

     The Holding Company has entered into a written employment agreement with Mr. Derr. Under the Agreement, Mr. Derr will receive an annual base salary of $72,000, subject to annual review. Either the Holding Company or Mr. Derr may terminate his employment at any time upon 30 days' prior written notice, and Mr. Derr may be terminated for cause at any time without prior notice. Unless notice is provided otherwise, the Agreement with the Holding Company will terminate on the effective date of an employment agreement between Mr. Derr and the Bank, or on the date the Holding Company's board of directors decides to terminate this offering. In addition, the Holding Company will pay Mr. Derr $6,000 upon a determination by the Holding Company's board of directors to terminate this offering.

     Under the Agreement with the Bank, Mr. Derr will serve as Senior Vice President and Chief Operating Officer of the Bank at an annual base salary of $72,000, subject to annual review. The Agreement has an initial term of one year, automatically renewable for additional one year terms unless written notice is provided by either party 90 days before expiration of a term. However, either the Bank or Mr. Derr may terminate his employment at any time upon 30 days' prior written notice, and Mr. Derr may be terminated for cause at any time without prior notice. The Bank will also provide Mr. Derr with a monthly automobile allowance and benefits available to other employees.

     Prior to entering into the written agreement described above with the Holding Company, Mr. Derr was compensated as a consultant at a rate of $6,000 per month, beginning December 21, 1998. Prior to that date, he was compensated at an hourly rate of $25.00. As of January 31, 1999, he has received compensation of $10,105.

     The Holding Company currently pays Ms. Chow $45,000 annually, and the Bank will assume the obligation to pay Ms. Chow's salary after it opens, in connection with her duties as Vice President and Business Development Officer of the Bank. Ms. Chow is not a party to an employment agreement with either the Holding Company or the Bank and she could resign or be terminated at any time and for any reason.

SECURITIES OWNERSHIP OF MANAGEMENT

     To date, we have not issued any shares of capital stock. We anticipate that officers and directors, as a group, will purchase approximately 18% of the shares in this offering if the maximum number of shares is sold and 14% of the shares if the maximum number of shares is sold, including up to 48,000 shares which may be issued to certain organizers of the Holding Company and the Bank in repayment of funds advanced by those people. See "CERTAIN TRANSACTIONS."

                             CERTAIN TRANSACTIONS

     Six of the organizers of the Holding Company and the Bank have made loans, totaling $110,000 as of January 31, 1999, to fund certain organizational and prepaid operating expenses until we can raise funds in this offering. We expect that these six organizers will loan an additional $370,000 between February and April of 1999. We will repay these loans only from the proceeds of this offering, but the lenders may choose to be repaid in shares of common stock valued at $10.00 per share. We will pay interest of 5% per annum on the amount of any loaned funds. We believe that all of the lenders will request repayment of their loans in shares of common stock, valued at $10.00 per share. If that is the case, we will issue up to 48,000 shares of common stock, assuming that a total of $480,000 is loaned by the organizers.

     We anticipate that our directors and officers and the business and professional organizations with which they are associated will have banking transactions with the Bank in the ordinary course of business. It will be our policy that any loans and loan commitments will be made in accordance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of comparable credit standing. Loans to directors and officers must comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from considering any such loan application.

                         DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of nine million (9,000,000) shares of common stock, $0.01 par value, and one million (1,000,000) shares of preferred stock, $0.01 par value. No shares are issued as of the date of this prospectus. The following summary of certain terms of the common stock and preferred stock is not complete and you may refer to our Charter and Bylaws, copies of which are available for inspection.

     In general, shareholders or subscribers for our stock have no personal liability for the debts and obligations of the Holding Company because of their status as shareholders or subscribers, except to the extent that the subscription price or other agreed consideration for the stock has not been paid.

COMMON STOCK

     We are authorized to issue nine million (9,000,000) shares of common stock, par value $0.01 per share. Upon completion of the offering, a minimum of 700,000 and a maximum of 900,000 shares of common stock will be issued and outstanding. All shares of common stock offered will be duly authorized and will, upon payment as described in this prospectus, be fully paid and nonassessable. Subject to all the rights of holders of any other class or series of stock, holders of common stock will be entitled to receive dividends if and when the Board of Directors of the Holding Company declares dividends from funds legally available. In addition, holders of common stock share ratably in the net assets of the Holding Company upon the voluntary or involuntary liquidation, dissolution or winding up of the Holding Company, after distributions are made to anyone with more senior rights.

     In general, each outstanding share of common stock entitles the holder to vote for the election of directors and on all other matters requiring shareholder action, and each share is entitled to one vote. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Holders of common stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Holding Company or the Bank.

     Our Charter grants to the Board of Directors the right to classify or reclassify any unissued shares of common stock from time to time by setting or changing the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. Accordingly, the Board of Directors could authorize the issuance of additional shares of common stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our shareholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no plans to classify or reclassify any unissued shares of the common stock.

PREFERRED STOCK

     We are authorized to issue one million (1,000,000) shares of preferred stock, par value $0.01 per share. Shares of preferred stock may be issued from time to time by the Board of Directors in one or more series. Prior to issuance of shares of each series the Board of Directors is required by the Maryland General Corporate Law (MGCL) to fix for each series the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. The Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our shareholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no present plans to issue any preferred stock.

ANTI-TAKEOVER PROVISIONS

     Extraordinary Transactions. Pursuant to the MGCL, a corporation generally cannot amend its charter (except in compliance with specific provisions of the MGCL), consolidate, merge, sell, lease or exchange all or substantially all of its assets, engage in a share exchange or liquidate, dissolve or wind-up unless such acts are approved by the affirmative vote of at least two-thirds of the shares entitled to vote on the matter, unless a lesser or greater percentage is set forth in the corporation's charter. Our Charter requires that such acts be approved by the affirmative vote at least 80% of all the votes entitled to be cast on some of these matters. However, only a majority vote is required to approve the liquidation, dissolution or winding up of the Holding Company, or the amendment of our Charter unless the provision to be amended relates to the classification of the Board of Directors or the super majority approval of certain extraordinary transactions. Those amendments would require the 80% affirmative vote.

     Classification of the Board of Directors. Our Charter and Bylaws provide for seven (7) directors. The number of directors may be increased or decreased by the Board of Directors but may not be less than three (3). At the first annual meeting of the shareholders, the directors will be divided into three classes - Class A, Class B and Class C - each class to consist of an equal number of directors, or as nearly equal as possible. Each director will serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. However, the Class A Directors first chosen shall hold office for one year or until the first annual meeting following their election, the Class B Directors first chosen shall hold office for two years or until the second annual meeting following their election and the Class C Directors first chosen shall hold office for three years or until the third annual meeting following their election. We believe that classification of the Board of Directors will help to assure the continuity and stability of the Holding Company's business strategies and policies as determined by the Board of Directors.

     Removal of Directors. Our Charter and Bylaws provide that a director may only be removed by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors.

     Summary of Anti-takeover Provisions. The above described provisions included in our Charter and Bylaws are designed to encourage potential acquirors to negotiate directly with our Board of Directors and to discourage takeover attempts. Such provisions may discourage non-negotiated takeover attempts which certain shareholders could deem to be in their best interests.

     For example, the classified director provision could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Holding Company, even though such an attempt might be beneficial to the Holding Company and its shareholders. In general, more than one annual meeting of shareholders will be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of the shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

     The provision providing that directors may be removed only by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors, when coupled with the provision in the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes shareholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

     Business Combinations.   Under the MGCL, certain "business combinations"
(including any merger or similar transaction subject to a statutory stockholder vote and additional transactions involving transfers of assets or securities in specific amounts) between a Maryland corporation and any person who, after the date on which the corporation has 100 or more beneficial owners of its stock, beneficially owns 10% or more of the voting power of the corporation's shares or any affiliate of the corporation who, at any time within the two year period prior to the date in question and after the date on which the corporation has 100 or more beneficial owners of its stock, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder"), or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation's stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder.

     Control Share Acquisitions. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

     Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

TRANSFER AGENT

     We presently intend to serve as our own transfer agent after the offering.


                        SHARES ELIGIBLE FOR FUTURE SALE

     All shares sold in this offering will be freely tradeable without restriction, except for any shares purchased by an "affiliate" of the Holding Company, which will be subject to the resale limitations set forth in Securities and Exchange Commission Rule 144. Prior to this offering, we have not issued any shares of stock. No market exists now for our shares, and we do not expect one to develop in the foreseeable future. However, if a market did develop, the sale of a substantial number of shares in that market could decrease the prevailing market price of our stock and also could impair our ability to raise more funds in the future.

     All of the Holding Company's officers and directors are considered "affiliates" within the meaning of Rule 144 and will, therefore, be subject to the applicable resale limitations of that Rule with respect to the shares purchased in this offering. In general, the number of shares that can be sold by each affiliate in brokers' transactions, (as that term is used in Rule 144) within any three month period may not exceed the greater of (i) one percent (1%) of the outstanding shares as shown by the most recent report or statement published by the Holding Company (7,000 shares if the minimum number of shares are sold or 9,000 shares if the maximum number of shares are sold), or (ii) the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Ober, Kaler, Grimes & Shriver, P.C., Baltimore, Maryland.

                                    EXPERTS

     The audited financial statements of HCNB Bancorp. Inc. for the period ending December 31, 1998 included in this prospectus have been included herein in reliance upon the report of Jameson & Associates, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants............................  F-2

Balance Sheet of the Holding Company at December 31, 1998...........  F-3

Statement of Operations.............................................  F-4

Statement of Changes in Stockholders' Deficit.......................  F-5

Statement of Cash Flows.............................................  F-6

Notes to Financial Statements.......................................  F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To The Board of Directors of
HCNB Bancorp, Inc. (A Development Stage Company)


We have audited the accompanying balance sheet of HCNB Bancorp, Inc. (A Development Stage Company) (a Maryland corporation), as of December 31, 1998 and the related statements of operations, changes in stockholders' deficit and cash flows for the period from February 24, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based upon our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of HCNB Bancorp, Inc. (A Development Stage Company) as of December 31, 1998, and the results of its operations and its cash flows for the period from February 24, 1998 (inception) to December 31, 1998 in conformity with generally accepted accounting principles.



Baltimore, Maryland
February 26, 1999

                              HCNB BANCORP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                               DECEMBER 31, 1998

ASSETS

Cash                                                              $  8,341

Due from insiders                                                   20,000

Deposit                                                             19,422
                                                                  --------

     Total assets                                                 $ 47,763
                                                                  ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

  Accounts payable and accrued expenses                           $ 56,702

  Advances from insiders                                           120,000
                                                                  --------

     Total liabilities                                             176,702
                                                                  --------
Contingencies (Note 1)

Stockholders' equity

  Common stock, par value $0.01 per share,
   9,000,000 shares authorized; 0 shares
   issued and outstanding                                               -

  Preferred stock, par value $0.01 per share,
   1,000,000 shares authorized; 0 shares
   issued and outstanding                                               -

  Additional paid-in capital                                            -

  Retained earnings (deficit)                                     (128,939)
                                                                  ---------

     Total stockholders' equity                                   (128,939)
                                                                  ---------

     Total liabilities and stockholders' equity                   $ 47,763
                                                                  =========


                    The accompanying notes are an integral
                      part of these financial statements.

                              HCNB BANCORP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

                                FOR THE PERIOD
            FROM FEBRUARY 24, 1998 (INCEPTION) TO DECEMBER 31, 1998

Revenues                                                        $      -
                                                                 --------

Expenses
  Legal and other professional fees                               109,380
  Fees                                                             17,600
  Other                                                             1,959
                                                                 --------
                                                                  128,939
                                                                 --------

Loss before income tax benefit                                   (128,939)

Income tax benefit                                                      -
                                                                 --------

Net loss                                                        $(128,939)
                                                                =========


                    The accompanying notes are an integral
                      part of these financial statements.

                              HCNB BANCORP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                                FOR THE PERIOD
            FROM FEBRUARY 24, 1998 (INCEPTION) TO DECEMBER 31, 1998

                                 Common
                                 Stock   Surplus   Deficit
                                 ------  -------  ----------

Balances at February 24, 1998    $   -   $    -  $       -

Net loss                             -        -   (128,939)
                                 -----   ------  ---------

Balances at December 31, 1998    $   -   $    -  $(128,939)
                                 =====   ======  =========



                    The accompanying notes are an integral
                      part of these financial statements.

                              HCNB BANCORP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

                                FOR THE PERIOD
            FROM FEBRUARY 24, 1998 (INCEPTION) TO DECEMBER 31, 1998

Cash flows from operating activities
  Net income (loss)                                                  $(128,939)

Adjustments to reconciles net loss to net
  cash used by operating activities
  Increase in accounts payable                                          56,702
                                                                      --------

                                                                       (72,237)
                                                                      --------

Cash flows from investing activities
 Cash paid for deposits                                                (19,422)
                                                                      --------

Cash flows from financing activities
 Advances from insiders                                                100,000
                                                                      --------

Increase in cash                                                         8,341

Cash, beginning of period                                                    -
                                                                      --------

Cash, end of period                                                  $   8,341
                                                                      ========



                    The accompanying notes are an integral
                      part of these financial statements.

                              HCNB BANCORP, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1.   ORGANIZATION

          HCNB Bancorp, Inc. (the Company) was incorporated under the laws of the State of Maryland on February 24, 1998, primarily to hold all the capital stock of a proposed new national bank with the name Harbor Capital National Bank (the Proposed Bank). As of December 31, 1998, the Company has not been capitalized and is not required to be capitalized to be a corporation under Maryland law. The Company will be capitalized as a result of the contemplated initial public offering discussed in Note 2. The Proposed Bank will be formed by the Company's purchase of approximately $6,000,000 offering of the Proposed Bank common stock. The Proposed Bank will operate as a community-oriented bank concentrating on real estate, consumer loan products, small business loans and deposit services from its headquarters in Rockville, Maryland, and anticipates that it will open for business in the second quarter of 1999. Qualifying deposits in the Proposed Bank will be insured by the Federal Deposit Insurance Corporation.

          At the date of these financial statements, the Company's operations have been limited to obtaining regulatory approval and earning interest on excess funds. The Company has not had any operating activities or incurred any operating expenses. The Proposed Bank will begin operations once all regulatory approvals are received from authorities.

          As the Proposed Bank is a start-up operation, there can be no assurance that the Proposed Bank can attract sufficient depositors or issue sufficient quality loans to operate at a profit. There is also no assurance that the Company will be able to raise sufficient capital to capitalize the Proposed Bank. The Company is subject to other risks and uncertainties, including interest rate risk.

2.   SIGNIFICANT ACCOUNTING POLICIES

     Advances from insiders
     ----------------------
          Certain insiders of the Company have loaned money to the Company for organizational costs and cost associated with the Offering. Such persons will be reimbursed out of the proceeds of the Offering or be repaid in shares of the Company's common stock

                              HCNB BANCORP, INC.
                               (IN ORGANIZATION)

                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)

                               DECEMBER 31, 1998

2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Income taxes
     ------------
          The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company has not provided for a tax provision for the period ended December 31, 1998, as the Company is anticipating a loss for the year end and anticipates a 100% valuation allowance on the tax benefit generated from the loss.

     Use of estimates
     ----------------
          The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities in the financial statements and the disclosures of contingent assets and liabilities. While actual results could differ from those estimates, management believes that actual results will not be materially different from amounts provided in the accompanying financial statements.

     Contemplated initial public offering
     ------------------------------------
          The Company intends to issue between 700,000 and 900,000 shares of common stock at $10 per share pursuant to a registration statement filed with the Securities and Exchange Commission.

3.   LEASE AND LEASE DEPOSIT

          The Company entered into a lease agreement on December 23, 1998 to lease banking facilities and offices in Rockville, Maryland. The lease is for a two year period with an option to renew for 8 years. The rental commitment is as follows:

               Lease year                Annual rental
               ----------                -------------

                   1                     $87,213
                   2                     $90,245

                                   EXHIBIT A
                                   ---------

                            SUBSCRIPTION AGREEMENT

     This Subscription Agreement is entered into in connection with the offer and sale (the "Offering") of up to 900,000 shares (the "Shares") of Common Stock, par value $0.01 per share, of HCNB Bancorp, Inc., a corporation incorporated under the laws of the State of Maryland (the "Company"), for a purchase price of $10.00 per share.

                                  WITNESSETH:

1.   Purchase of Shares.  The undersigned agrees to purchase the number of
     ------------------
Shares set forth below and tenders the amount required to purchase such number of Shares by check, bank draft or money order drawn to the order of "FMB Bank, Escrow Agent for HCNB Bancorp, Inc."

2.   Acknowledgments.  The undersigned acknowledges and agrees that:
     ---------------

     (a) The Company has established a minimum subscription of 500 shares ($5,000).

     (b) The undersigned has received a copy of the Company's prospectus dated _______________ (the "Prospectus"). By executing this Subscription Agreement, the undersigned acknowledges and agrees to all of the terms and conditions of the Offering as described in the Prospectus. This Subscription Agreement is not binding until accepted by the Company. The Company reserves the right to accept or reject, in whole or in part and in its sole discretion, any Subscription Agreement. The Company shall notify the subscriber by mail of its acceptance or rejection, in whole or in part, of this Subscription Agreement.

     (c) Following acceptance by the Company, subscriptions are binding on subscribers and may not be revoked by subscribers except with the consent of the Company.

     (d) The Company reserves the right to cancel accepted Subscription Agreements at any time and for any reason until the satisfaction of the conditions of the Offering.

     (e) The Company may, in its sole discretion, allocate shares among subscribers in the event of an oversubscription for the Shares.

3.   Representations and Warranties.  The undersigned represents and warrants
     ------------------------------
that he/she:

     (a) Is aware that no federal or state agency has made any finding or determination as to the fairness for public investment in, or any recommendation or endorsement of, the Shares.

     (b) Understands that the Company has no financial or operating history and that the Shares, as an investment, involve a high degree of risk, as described in the Prospectus.

     (c) Is aware that (i) there is no market for the Shares and that there can be no assurance that a market will develop and (ii) it may not be possible to liquidate his investment in the Shares readily.

     (d) Has adequate means of providing for his current needs and possible personal contingencies and has no need for liquidity in this investment.

     (e) Has carefully read the entire Prospectus, particularly the "Risk Factors" section therein, and has had the opportunity to ask questions and receive answers with regard thereto.

     (f) Is a resident of Connecticut, Delaware, the District of Columbia, Florida, Maryland, New Jersey, New York, Pennsylvania or Virginia.

THE SHARES OF COMMON STOCK BEING OFFERED BY THE PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

     The Shares purchased by the undersigned shall be registered as specified below. If Shares are to be issued in more than one name, please specify whether ownership is to be as tenants in common, joint tenants with right of survivorship, community property, etc. If Shares are to be held in joint ownership, all joint owners should sign this Subscription Agreement. If Shares are to be issued in the name of one person for the benefit of another, please indicate whether registration should be as trustee or custodian for such other person.

     IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on the date set forth below.


Date:________________,1999
                                             _____________________________(SEAL)
                                             Signature of Subscriber

Number of Shares Subscribed for:________
(at $10 per Share)

Total Subscription Price: $_____________    _______________________________
                                            Print Name(s) in which Shares are to
                                            be Registered

Address of Subscriber:

_________________________________
_________________________________


Social Security/Taxpayer Identification Number

__________________________________


Telephone Number and Area Code

__________________________________

                                  ACCEPTANCE

     The foregoing subscription is hereby acknowledged and accepted as to _____________ shares.

Date: __________________, 1999

                                    HCNB Bancorp, Inc.
                                    By:_________________________________
                                       Authorized Officer

     No one has been authorized to give any information or to make any representations in connection with this offering, other than those contained in this prospectus. You may not assume that we have authorized any other information or representations. The delivery of this prospectus and the sale of our common stock does not mean that there has been no change in our affairs since the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any state where the offer or sale is not permitted.

                            -----------------------


                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
How to Find Additional Information......................................
Prospectus Summary......................................................
Risk Factors............................................................
The Holding Company and the Bank........................................
The Offering............................................................
Use of Proceeds.........................................................
Capitalization..........................................................
Dividend Policy.........................................................
Proposed Business of the Holding Company................................
Proposed Business of the Bank...........................................
Management's Plan of Operation..........................................
Supervision and Regulation..............................................
Management..............................................................
Certain Transactions....................................................
Description of Capital Stock............................................
Shares Eligible for Future Sale.........................................
Legal Matters...........................................................
Experts.................................................................
Index to Financial Statements...........................................     F-1
Exhibit A - Subscription Agreement......................................     A-1


                            -----------------------


Until _____________________________, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              HCNB BANCORP, INC.


                                 Common Stock
                            ($0.01 par value share)

                               $10.00 Per Share


                           700,000 Shares (Minimum)
                           900,000 Shares (Maximum)








                            -----------------------

                                  PROSPECTUS

                            -----------------------










                 --------------------------------------, 1999

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Eighth of the Company's Articles of Incorporation provides that the Holding Company shall, to the full extent permitted and in the manner prescribed by the Maryland General Corporation Law and any other applicable law, indemnify a director or officer of the Holding Company who is or was a party to any proceeding by reason of the fact that he is or was a director or officer of the Holding Company.

     The Maryland General Corporation Law provides, in pertinent part, as follows:

     2-418 INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

     (a)  In this section the following words have the meanings indicated.

          (1) "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, other enterprise, or employee benefit plan.

          (2) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

          (3) "Expenses" include attorney's fees.

          (4) "Official capacity" means the following:

              (i) When used with respect to a director, the office of director in the corporation; and

              (ii) When used with respect to a person other than a director as contemplated in sub-section (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

              (iii) "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

          (5) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

          (6) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

     (b) (1) A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

               (i) The act or omission of the director was material to the matter giving rise to the proceeding; and

                     1.   Was committed in bad faith; or

                     2.   Was the result of active and deliberate dishonesty; or

               (ii) The director actually received an improper personal benefit in money, property, or services; or

               (iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

          (2)  (i)   Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

               (ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

          (3)  (i)   The termination of any proceeding by judgment, order, or
settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

               (ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttal presumption that the director did not meet that standard of conduct.

     (c) A director may not be indemnified under subsection (B) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

     (d)  Unless limited by the charter:

          (1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (B) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

          (2) A court of appropriate jurisdiction upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

               (i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

               (ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection (c) shall be limited to expenses.

          (3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

     (e) (1) Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

          (2)  Such determination shall be made:

               (i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

               (ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (I) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

               (iii) By the stockholders.

          (3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

          (4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

     (f) (1) Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

               (i) A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

               (ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

          (2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

          (3) Payments under this subsection shall be made as provided by the charter, bylaws or contract or as specified in subsection (e) of this section.

     (g) The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders of directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

     (h) This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

     (i)  For purposes of this section:

          (1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan:

          (2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fined; and

          (3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

     (j)  Unless limited by the charter:

          (1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

          (2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

          (3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of directors or contract.

     (k) (1) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

          (2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

          (3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

     (l) Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders' meeting or prior to the meeting.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by the Company in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:

SEC Registration Fee                          $2,502
*Blue Sky Filing Fees and Expenses
     (Including counsel fees)
*Legal Fees
*Broker-dealer Fees and Expenses
*Edgar Filing Expenses
*Printing and Engraving
*Accounting Fees and Expenses
*Other Expenses

  TOTAL                                       $_______________

*To be provided by amendment

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 27.  EXHIBITS.

3.1  Amended Articles of Incorporation of HCNB Bancorp, Inc.
3.2  Bylaws of HCNB Bancorp, Inc.
4.1 Rights of Holders of Common Stock (as contained in the Amended Articles of Incorporation included herein as Exhibit 3.1)
4.2  Form of Common Stock Certificate
5.1  Opinion of Ober, Kaler, Grimes & Shriver, as to legality of Common Stock*
10.1 Form of Employment Agreement between HCNB Bancorp, Inc. and William Olsen
10.2 Form of Employment Agreement between HCNB Bancorp, Inc. and Michael Derr
10.3 Form of Employment Agreement between Harbor Capital National Bank and William Olsen
10.4 Form of Employment Agreement between Harbor Capital National Bank and Michael Derr

10.5 Lease Agreement dated December 23, 1998 between HCNB Bancorp, Inc. and Federal Realty Investment Trust
10.6 Agreement dated as of February 19, 1999 between HCNB Bancorp, Inc. and Fiserv Solutions, Inc.
10.7 Form of Founder Loan Agreement
21.1 Subsidiaries of HCNB Bancorp, Inc.
23.1 Consent of Ober, Kaler, Grimes & Shriver (contained in their opinion included herein as Exhibit 5.1)*
23.2 Consent of Jameson & Associates, P.A.
24   Power of Attorney (contained herein on page II - 9)
27   Financial Data Schedules
99.1 Form of Subscription Agreement (contained herein on page A-1)
99.2 Form of Escrow Agreement between HCNB Bancorp, Inc. and FMB Bank*

-------------
*To be filed by amendment


ITEM 28.  UNDERTAKINGS.

     The Registrant hereby undertakes that it will:

     (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

     (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Rockville, Maryland on February 26, 1999.

                                         HCNB BANCORP, INC.


                                 By: /s/ Michael J. Burke
                                    -------------------------------
                                          Michael J. Burke
                                              Chairman


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michael J. Burke and William J. Olsen, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form SB-2 of HCNB Bancorp, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in persons, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof. This power of attorney may be executed in counterparts.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

            NAME                  POSITION                      DATE
            ----                  --------                      ----
                                  Chairman and President    February 26, 1999
/s/ Michael J. Burke              (Principal Executive
------------------------------
Michael J. Burke                  Officer)


/s/ Robert K. Wang                Vice Chairman             February 26, 1999
------------------------------
Robert K. Wang

            NAME                  POSITION                      DATE
            ----                  --------                      ----
                                  Director                  February 26, 1999
/s/ Chi Ping Penny Chow
------------------------------
Chi Ping Penny Chow


______________________________    Director                  ___________, 1999
Harvey S. Fenster


/s/ Wayne A. Harrison             Director                  February 26, 1999
------------------------------
Wayne A. Harrison



/s/ Li-Min Lee                    Director and Treasurer    February 26, 1999
------------------------------
Li-Min Lee                        (Principal Accounting and
                                  Financial Officer)


/s/ William J. Olsen              Director                  February 26, 1999
------------------------------
William J. Olsen

                                 EXHIBIT INDEX

3.1  Amended Articles of Incorporation of HCNB Bancorp, Inc.
3.2  Bylaws of HCNB Bancorp, Inc.
4.1 Rights of Holders of Common Stock (as contained in the Amended Articles of Incorporation included herein as Exhibit 3.1)
4.2  Form of Common Stock Certificate
5.1  Opinion of Ober, Kaler, Grimes & Shriver, as to legality of Common Stock*
10.1 Form of Employment Agreement between HCNB Bancorp, Inc. and William Olsen
10.2 Form of Employment Agreement between HCNB Bancorp, Inc. and Michael Derr
10.3 Form of Employment Agreement between Harbor Capital National Bank and William Olsen
10.4 Form of Employment Agreement between Harbor Capital National Bank and Michael Derr
10.5 Lease Agreement dated December 23, 1998 between HCNB Bancorp, Inc. and Federal Realty Investment Trust
10.6 Agreement dated as of February 19, 1999 between HCNB Bancorp, Inc. and Fiserv Solutions, Inc.
10.7 Form of Founder Loan Agreement
21.1 Subsidiaries of HCNB Bancorp, Inc.
23.1 Consent of Ober, Kaler, Grimes & Shriver (contained in their opinion included herein as Exhibit 5.1)*
23.2 Consent of Jameson & Associates, P.A.
24   Power of Attorney (contained herein on page II - 9)
27   Financial Data Schedules
99.1 Form of Subscription Agreement (contained herein on page A-1)
99.2 Form of Escrow Agreement between HCNB Bancorp, Inc. and FMB Bank*

-------------
*To be filed by amendment